UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

The Alger Institutional Funds

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Phone Script for the RDs to call Advisors

Hello, this is <RD Name> from Alger. I’m calling today because we need your help getting your clients invested in the Alger Focus Equity Fund to vote for the shareholder proposal.

The proposal is to change the Fund from a diversified company to a non-diversified company, which we believe will increase the Fund’s investment flexibility. The Board of Trustees recommends that your clients vote “FOR” the proposal.

I would appreciate if you can reach out to your clients and ensure they vote. If they have any questions or have misplaced their proxy materials, they can call 833-215-7516 for assistance.

The new deadline is June 16, so time is of the essence. If you have any questions or I can provide any additional assistance, please call me at XXX-XXX-XXXX.

Thank you.

Email for Proxy Statement

Subject line: Important - Alger Focus Equity Fund - Proxy Vote

Dear <Advisor Name>,

Your clients own an investment in the Alger Focus Equity Fund (“Fund”). Unfortunately, due to lack of shareholder participation, the recent shareholder meeting was adjourned because we do not have enough shares voted.

Can you please contact your clients and ensure they vote? Here are a few important points to share with them:

•	The proposal is to change the Fund from a diversified company to a non-diversified company and to eliminate the Fund’s related fundamental investment policy on diversification.
•	The purpose of the proposed change is to increase the Fund’s investment flexibility.
•	The Fund’s portfolio managers believe the Fund’s classification as a diversified company limits the Fund’s ability to take advantage of certain investment opportunities.
•	The Board of Trustees recommends that your clients vote “FOR” the proposal.
•	Your clients can vote online, phone, or via the QR code on their proxy statement. If they have any questions or have misplaced their proxy materials, they can call 833-215-7516 for assistance.

We need their votes ahead of the June 16, 2025 meeting.

If you have any questions about the proposal or need assistance, please call me at XXX-XXX-XXXX.

Thank you for your continued support.

<Name>

FOR FINANCIAL PROFESSIONAL USE ONLY. NOT FOR USE WITH THE PUBLIC.

Risk Disclosures - Investing in the stock market involves risks, including the potential loss of principal. Growth stocks may be more volatile than other stocks as their prices tend to be higher in relation to their companies’ earnings and may be more sensitive to market, political, and economic developments. A significant portion of assets may be invested in securities of companies in related sectors, and may be similarly affected by economic, political, or market events and conditions and may be more vulnerable to unfavorable sector developments. Foreign securities involve special risks including currency fluctuations, inefficient trading, political and economic instability, and increased volatility. Assets may be focused in a small number of holdings, making them susceptible to risks associated with a single economic, political or regulatory event than a more diversified portfolio. Active trading may increase transaction costs, brokerage commissions, and taxes, which can lower the return on investment. At times, cash may be a larger position in the portfolio and may underperform relative to equity securities.

Before investing, carefully consider the Fund’s investment objective, risks, charges, and expenses. For a prospectus and summary prospectus containing this and other information or for the Fund’s most recent month-end performance data, visit www.alger.com, call (800) 992-3863 or consult your financial advisor. Read the prospectus and summary prospectus carefully before investing. Distributor: Fred Alger & Company, LLC. NOT FDIC INSURED. NOT BANK GUARANTEED. MAY LOSE VALUE.